Filed pursuant to Rule 433. Registration Statement Nos. 333-162193 and
333-162193-01.

                                                               [GRAPHIC OMITTED]

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Ride the bull, tame the bear with RBS Trendpilot(TM) ETNs

Using a systematic trend following strategy, the RBS US Large Cap Trendpilot(TM)
ETN provides exposure to the SandP 500(R) Total Return Index or yield on
3-Month US Treasury bills using an objective and transparent methodology. The
ETN will provide exposure to:

     []   the SandP 500(R) Total Return Index in positive trending markets

     []   the yield on 3-month US Treasury bills in negative trending markets.

Call to find out how RBS Trendpilot(TM) ETNs can fit in your clients'
portfolios:
855.RBS.ETPS

FOR BROKER DEALERS/REGISTERED INVESTMENT ADVISORS ONLY.
NOT FOR DISTRIBUTION TO INDIVIDUAL INVESTORS.

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TRND                           TRNM                           TBAR
RBS US Large Cap               RBS US Mid Cap                 RBS Gold
Trendpilot(TM) ETN             Trendpilot(TM) ETN             Trendpilot(TM) ETN
Download:                      Download:                      Download:
Pricing Supplement | Factsheet Pricing Supplement | Factsheet Pricing Supplement | Factsheet
Initial Issuance 12/09/10      Initial Issuance 1/28/11       Initial Issuance 2/23/11
--------------------------------------------------------------------------------------------

For more information: 855.RBS.ETPS (855.727.3877)

CERTAIN RISK  CONSIDERATIONS:  The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your  investment.  The  level of the  Index  must  increase  by an amount sufficient  to offset the aggregate  investor fee  applicable to the RBS ETNs in order for you to receive at least the principal  amount of your  investment back at maturity or upon early  repurchase or redemption.  The Index may underperform the  Benchmark  Index,  and is expected to perform  poorly in volatile  markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest.  Any  payment on the RBS ETNs is  subject to the  ability of The Royal
Bank of Scotland  N.V.  (RBS N.V.),  as the issuer,  and RBS Holdings  N.V. (RBS
Holdings),  as the  guarantor,  to pay their  respective  obligations  when they become due.  You should  carefully  consider  whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your  investment,  legal,  accounting,  tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors.  You should  carefully read the
relevant  pricing  supplement  and  prospectus,   including  the  more  detailed
explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS N.V. and RBS Holdings have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V., RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS US Large Cap Trendpilot™ Index (USD), RBS US Mid Cap Trendpilot™ Index (USD) TR and the RBS US Gold Trendpilot™ Index (USD) (together, the "Indices") are the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate each of the Indices. The S&P 500® Index and the S&P MidCap 400® Index are the exclusive property of S&P and have been licensed for use by RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot™ Index (USD) and RBS US Mid Cap Trendpilot™ Index (USD) TR, respectively. S&P shall have no liability for any errors or omissions in calculating the Indices. "Standard & Poor's®," "S&P®," "S&P 500®" and "S&P MidCap 400®" are the registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.

Copyright© 2011 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of RBS N.V.

CALCULATED BY S&P CUSTOM INDICES